The Prudential Investment Portfolios, Inc.

PGIM Balanced Fund

Amended and Restated Subadvisory Agreement

Agreement amended and restated made as of this 12th day of September, 2019 between PGIM Investments LLC (PGIM Investments or the Manager), a New York limited liability company, PGIM, Inc. (PGIM), a New Jersey corporation and PGIM Limited, a U.K. limited company, (PGIM Limited and together with PGIM, the Subadvisers).

WHEREAS, the Manager has entered into a Management Agreement, dated February 23, 2001 (the Management Agreement), with The Prudential Investment Portfolios, Inc. (the Corporation), a Maryland corporation and an open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PGIM Investments acts as Manager of the PGIM Balanced Fund, a series of the Corporation (referred to herein as the Fund); and

WHEREAS, PGIM Investments desires to retain the Subadvisers to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadvisers are willing to render such investment advisory services; and

WHEREAS, PGIM Limited is authorized and regulated in the United Kingdom by the Financial Conduct Authority and both PGIM Limited and PGIM are each registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act); and

WHEREAS, this Agreement was previously approved by the Fund's shareholders at a meeting held on February 22, 2001 which was intended to supersede the agreement dated May 14, 1998, and amended and restated as of January 1, 2000, between PGIM Investments (formerly Prudential Investment Fund Management LLC) and the Subadviser;

NOW, THEREFORE, the Parties agree as follows:

1.

(a) Subject to the supervision of the Manager and the Board of Directors of the Fund, the Subadvisers shall manage such portion of the investment operations of the Fund as the Manager shall direct and shall manage the composition of the Fund's portfolio(s), including the purchase, retention and disposition thereof: in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such  Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i)

The Subadvisers shall provide supervision of such portion of the Fund's investments as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)

In the performance of its duties and obligations under this Agreement, the Subadvisers shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Board of Directors of the Fund, cooperate with the Manager's (or its designee's) personnel responsible for monitoring the Fund's compliance and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Subadvisers shall, among other things, prepare and file such reports as are, or may in the future be, required by the Commission.

(iii)

The Subadvisers shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund, and will place orders with or through such persons, brokers, dealers or futures commission  merchants (including but not limited to Prudential Securities Incorporated (or any broker or dealer affiliated with the Subadvisers) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadvisers will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadvisers may consider the financial responsibility, research and investment-information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such or other transactions to which the Subadvisor's other clients may be a party. It is understood that Prudential Securities Incorporated or any broker or dealer affiliated with the Subadvisers may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadvisers have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadvisers are authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadvisers in connection with the Subadvisers’ services to other clients.

On occasions when the Subadvisers deem the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadvisers, the Subadvisers, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisers in the manner the Subadvisers consider to be the most equitable and consistent with their fiduciary obligations to the Fund and to such other clients.

(iv)

Each Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(S), (6), (7), (9), (10) and (II) and paragraph (t) of Rule 3 la-1 under the 1940 Act, and shall render to the Fund's Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadvisers shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(v)

Each Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi)

The investment management services provided by the Subadvisers hereunder are not to be deemed exclusive, and the Subadvisers shall be free to render similar services to others. Conversely, the Subadvisers and Manager understand and agree that if the Manager manages the Fund in a "manager-of managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadvisers (ii) periodically make recommendations to the Fund's Board as to whether the contract with the Subadvisers should ·be renewed, modified, or terminated and (iii) periodically report to the Fund's Board regarding the results of its evaluation and monitoring functions. The Subadvisers recognize that their services may be terminated or modified pursuant to this process.

(b)

The Subadvisers shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadvisers under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c)

The Subadvisers shall keep the Fund's books and records required to be maintained by the Subadvisers pursuant to paragraph l(a) hereof and shall timely furnish to the Manager all information relating to the Subadvisers’ services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 3 la-1 under the 1940 Act. The Subadvisers agree that all records which it maintains for the Fund are the property of the Fund, and the Subadvisers will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadvisers may retain a copy of such records. The Subadvisers further agree to preserve for the periods prescribed by Rule 3 la-2 of the Commission under the 1940 Act any such records as are required to be maintained by them pursuant to paragraph l(a) hereof.

(d)	The Subadvisers agree to maintain adequate compliance procedures to ensure their compliance with the 1940 Act, the Advisers Act and other applicable state and federal regulations.

(e)

The Subadvisers shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph l(d) hereof as the Manager may reasonably request.

1.

The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadvisers’ performance of their duties under this Agreement.

1.

For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadvisers as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadvisers as described in the attached Schedule A.

1.

Each Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

1.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of  any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadvisers at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.  The Subadvisers agree that they will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadvisers. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager and/or Fund at 655 Broad Street, 17th Floor, Newark, NJ 07102- 4077, Attention: Secretary; and (2) to the Subadvisers at 655 Broad Street, Newark, NJ 07102, Attention: Chief Legal Officer (for PGIM) and at Grand Buildings 1-3 Strand Trafalgar Square, London, WC2N 5HR, Attention: Chief Legal Officer (for PGIM Limited).

1.

Nothing in this Agreement shall limit or restrict the right of any of the Subadvisers' directors, officers or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadvisers’ right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

1.

During the term of this Agreement, the Manager agrees to furnish the Subadvisers at their principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadvisers in any way, prior to use thereof and not to use material if the Subadvisers reasonably object in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadvisers hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

1.	This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

1.	This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

BY: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title:  Executive Vice President

PGIM, INC.

BY: /s/ Steven B. Saperstein

Name: Steven B. Saperstein

Title: Vice President

PGIM LIMITED

BY: /s/ Richard Greenwood

Name: Richard Greenwood

Title: Director

SCHEDULE A

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

As compensation for services provided by PGIM Fixed Income, a business unit of PGIM, Inc. (PGIM), and PGIM Limited (together, the Subadvisers), PGIM Investments will pay the Subadvisers , in aggregate, an advisory fee on the net assets of the PGIM Balanced Fund that is equal, on an annualized basis, to the following:

Fund Name	Advisory Fee
PGIM Balanced Fund	0.20% of average daily net assets managed by the Subadvisers

Dated as of September 12, 2019.